Exhibit 99.1

BADGER STATE ETHANOL NEWSLETTER

Volume 3, Issue 1 – June 2005

“This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.”

BADGER STATE ETHANOL EARNS ERNST & YOUNG RECOGNITION

Gary Kramer, John Malchine and their wives Kathy and Doris attended the 2005 Ernst & Young Entrepreneur of the Year Awards Banquet in Milwaukee, Wisconsin on June 16.  Gary Kramer from Badger State Ethanol had been named a finalist for one of the seven categories.  The last of the evening, for consumer manufacturing, was given to Badger State Ethanol!

Wisconsin winners are eligible for the 2005 National Entrepreneur of the Year award. Winners in several categories, as well as the overall national Ernst & Young Entrepreneur of the Year recipient, will be announced at the annual awards gala in Palm Springs, Calif., in November 2005.  The national Entrepreneur of the Year Award recipient is then considered for the world event held in Monte Carlo.

ENTREPRENEUR MAGAZINE RANKS BSE #2 ON ITS HOT 100 LIST

Each year Entrepreneur Magazine sponsors the “Hot 100” fastest growing companies in America. Among those companies listed for 2005 is Badger State Ethanol, #2!  There is a link provided on the BSE website if you wish to learn more.

Everyone on staff was awarded a plaque for his/her share in this achievement.  Thanks again to all employees for helping attain this milestone!

BSE JOINS NEWLY FORMED NATIONAL ETHANOL AWARENESS ORGANIZATION

The Ethanol Promotion & Information Council (EPIC) is an alliance of ethanol producers and industry leaders who have joined forces to expound on the benefits of ethanol by using education and promotional programs.  Badger State Ethanol is proud to offer its financial support to EPIC.  As one of the first members of this organization, John Malchine has been invited to join EPIC’s board of directors.  This group is a huge “booster” for the ethanol industry.

Heading up EPIC is Integer, a nationally recognized advertising agency best known for promotional ad campaigns like “Got Milk?”, “Pork - the Other White Meat”, and “Beef, It’s What’s for Dinner”.  David Vander Griend and Ron Fagen, among others, are to be congratulated for casting the vision for EPIC.

To learn more about EPIC visit their web site at www.driviugethanol.org.

Erik Huschitt

Commodities Manager

I’d like to ask you for your help.  No one knows your specific community or blending opportunities better than you do.  If you don’t have access to ethanol blends in your community, talk to your retailers, cooperative boards, and community leaders and find out why not.  If you find sufficient interest, contact Badger State Ethanol and let us help.

I want to share a success story about a small town of 400 people - South Wayne, WI.  Until some responsible residents and community leaders asked the question, “Why is there no ethanol for sale?” it was a town with two stations and no ethanol blends.  Now you can drive by the South Wayne Mart any day of the week and see ethanol blends advertised on their sign. Not only are they selling an ethanol blend, it is priced in such a way that their margin is still preserved.  Consumers also share in the savings which creates demand.  I often drive out of my way to fill up there because the ethanol blend is 7 to 8 cents a gallon cheaper than regular.  The station realizes that by passing along the savings to the customers they come out ahead in volume.  We are pleased to have numerous retailers inquiring about getting rid of their high priced premium unleaded fuel and replacing it with affordable E85.  There are stations that have gone from selling $2.16 premium unleaded to $1.45 E85.  The consumer and community both win while the stations realize the same margin.

Think about the impact an E10 blend can have in Wisconsin and your community and who the real loser is if blending doesn’t take place.  Wisconsin consumes approximately 2.6 billion gallons of gasoline.  If we replaced 10% of that with ethanol which is currently 86¢/gallon more affordable with the blenders’ credit factored in, Wisconsin residents could save $223,600,000 annually.  That is over $612,000 per day that could be kept in the pockets of Wisconsin residents to spend on something else.  And we haven’t even mentioned it is cleaner and spurs economic development in Midwest communities instead of the Middle-East.

GOVERNOR APPOINTS JOHN MALCHINE TO BIOBASED INDUSTRY CONSORTIUM

John Malchine has been appointed as co-chair of the Biobased Industry Consortium, by governor Jim Doyle, effective June 22, 2005.

The purpose of this consortium is to investigate new ways to help the Wisconsin economy grow and utilize new technology to develop ways to become more independent and less needy on foreign oil.

In other words, this committee was also established to find ways to assist businesses, new and old, in Wisconsin to expand and to improve bio-based technology and markets. The committee is to report their findings to the governor in one year.

BSE TAKES DIFFERENT APPROACH TO EXPANSION

Ethanol plants continue to spring up worldwide like morel mushrooms in the springtime.  Existing plants have announced plans to expand their facilities.  There is little doubt that demands for ethanol will be met with adequate supplies in the future.

BSE had already looked into the future and designed the plant to expand to 100 million gallon capacity.  The company spent over a year researching expansion options and ultimately decided to take a different path.  This decision was based in large part on the results from the pilot plant project conducted here last fall.  The results of that study suggested we expand in a direction that diverged from the original plan.  BSE recently signed with a nationally recognized company to begin a 10-month $25 million dollar construction project that upon completion will allow BSE to remove value-added parts of the corn before the fermentation process.

This new proprietary process will extract both germ and fiber from the corn thus reducing the mass flow into the plant.  The remaining high protein gluten feed along with the germ and fiber are expected to have substantially higher values than the distillers grain we currently produce.

Jacob Duke

Plant Manager

I’m happy to report that Badger State Ethanol set a production record for the second quarter of 2005.  We were able to produce 12,522,259 gallons of denatured ethanol in that time frame.  As the plant nears the limits of its production capacity, we continue to look for ways to de-bottleneck the process and improve production efficiencies.  We got our first taste of hot weather for the year and many of us are secretly wishing that it was still March.

In addition to upgrading and adding equipment, we evaluate yeast and fermentation on an ongoing basis.  As a result, we have identified yeast strains that are able to withstand longer fermentation times and higher fermentation temperatures.  These qualities allow us to use our additional fermentation capacity to a greater advantage.

The maintenance department began implementing a Computerized Maintenance Management System (CMMS) this quarter.  Once the program is fully implemented, it will allow us to track preventative maintenance more closely.  The CMMS should also assist the maintenance department in developing a schedule to perform work on equipment before problems develop.  This is one of the first steps we’re taking in an effort to reduce scheduled down time.

Kurt Koller and Chris Cahoon attended the Fuel Ethanol Workshop in Kansas City during the last week of the quarter. We look forward to their reports.  It was announced that next year’s meeting will be held in Milwaukee so we should have the opportunity to send a larger portion of the staff to the meeting.

ETHANOL PRICES DIP THEN REBOUND

Ethanol expansion continues throughout the world, especially in the United States.  That being said, it was inevitable that this expansion would lead to short term growing pains for the industry.  An example of this is the fact that early in 2005, while gasoline prices set historic highs, ethanol prices headed for the basement.

“How can this be?” you ask.  Well the answer is really quite simple.  The petroleum industry perceived an over supply of ethanol compared to the mandated use amount.  Any additional ethanol used above and beyond the amount mandated is lost market share, and for the petroleum industry losing market share at any cost is an unpardonable sin.

In a few short weeks, a 40 cent sell off on ethanol occurred.  Meanwhile at the same time, ethanol blended fuels were being sold at premium prices (the classic approach to killing demand).  Well, that’s the bad news!

Fortunately, many companies like Badger State Ethanol either already possessed or decided to acquire their own blender’s permit and started offering ethanol blended fuels directly to independent retailers.  The number of stations offering or planning to offer E-85 blended fuels has dramatically risen, and consumer awareness of ethanol has expanded to the point that ethanol blended fuels are now being offered at several new locations.  Because of the sudden increased demand for ethanol, prices have significantly improved.  With this recent run up in gasoline prices, it is reassuring to note that ethanol prices seem to be running in the same direction.

This Issue’s Employee Feature

Gary Kleppe, Production Supervisor

Gary has been employed at BSE since the end of construction in August of 2002 as a production supervisor.

His crew of two operators maintains normal plant operation.  It is his responsibility to make production decisions during their shift.  He is also responsible for the exchange of information with the administration office.

Raised on a dairy farm near Elgin in Northeast Iowa, Gary went on to receive his DVM in 1973 from Iowa State University and practiced at the Monroe Veterinary Service for 29 years.

His wife, Debra, is a 3rd grade teacher at Northside School in Monroe.  Daughter, Jenny, graduated from the University of Minnesota in graphic design and currently resides in Woodland, CA.  His son, Chris, is a senior in genetics and bacteriology at the University of Wisconsin in Madison.

Any free time Gary has is spent following high school and college athletics, working with and enjoying Mother Nature, and collecting a varied assortment of “stuff.”

When asked what he likes about working at BSE, Gary says, “It is enjoyable because of the challenges of maintaining normal plant operations and the process of converting corn to ethanol by using computer controlled machinery and living yeast.”

DIRECT TO CONSUMER FUEL SALES TO START LATE SUMMER

Earlier this year, BSE formally suggested another opportunity for the City of Monroe and BSE to partner for the betterment of the community.  We proposed that Monroe sell BSE enough property (located at the NW corner of 4th

Ave and W 17th Street) to allow for the establishment of Monroe’s first E85 fuel station. This facility will provide E85 fuel to those area consumers that currently operate flexible fuel vehicles (FFV).  Monroe agreed to this proposal and sold the property to BSE for one dollar.

Before building this fueling station, it is necessary for BSE to first expand its current role from ‘producer’ to a ‘producer/blender’ of fuel.  The establishment of an E85 fueling station in Monroe will allow the community to purchase a fuel product that is produced in Monroe.  Part of our vision is to be able to price our product substantially below the cost of regular unleaded creating more demand for ethanol.

When the storage tanks scheduled for delivery arrive mid-July, construction of the new fueling station will officially get underway and is estimated to take one month.

This facility will be unique to the fueling industry in that one tank is dedicated to pure ethanol and another tank is dedicated to unleaded regular.  The customer selects which product they desire (10% or 85% ethanol) and the dispenser then blends the product automatically.

A complete first class system capable of dispensing E-I0, E-85, and diesel (E-Diesel in the future) includes underground fuel tanks, two islands with four lanes for fueling E-10 and E-85 and an overhead canopy.  Each dispenser will have its own credit card reader with DSL internet connection for rapid card verification.  A third separate island for diesel fueling will feature a master and slave for rapid filling.  The unmanned facility will be open 24 hours a day.  Remote monitoring of tank levels and leak detection will occur at the plant office.  The facility will feature our own unique trademarked product.

E85, a blend of 85% ethanol and 15% gasoline, is a renewable transportation fuel that can significantly decrease the nation’s dependency on foreign oil.  The fuel also burns much cleaner than gasoline and contains a 100+ octane level considered equivalent to performance fuel.  There are over 3.5 million flexible-fuel vehicles (FFVs) on American roads today manufactured by General Motors, Ford, and DaimlerChrysler.  Currently, there are only 11 E85 stations located in Wisconsin.